FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282099-12

From:	Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 03/26/26 16:05:42 UTC-4:00
Subject:	WFCM 2026-C66 - **IO ANNOUNCE/PRICE GUIDANCE** PUBLICS

WFCM 2026-C66 - **IO ANNOUNCE/PRICE GUIDANCE** PUBLICS

Co-Lead Managers & Bookrunners:	Wells Fargo Securities, LLC, SG Americas Securities, LLC, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., UBS Securities LLC and BMO Capital Markets Corp.
Co-Managers:	Academy Securities, Inc., Drexel Hamilton, LLC, Natixis Securities Americas LLC and Siebert Williams Shank & Co., LLC

Publicly Offered Certificates

Class	Expected Ratings (Fitch/S&P/KBRA)	Size ($MM)	~Proceeds (MM)	IO Guidance
X-A	AAAsf/AAA(sf)/AAA(sf)	410.447	$22.4mm	J+150A
X-B	A-sf/NR/AAA(sf)	99.680	$1.8mm	J+125A	--->AUCTION: BIDS DUE FRI 3/27 AT 12PM

POOL BALANCE	$586,352,904
NUMBER OF LOANS/PROPERTIES	29 / 49
WA MORTGAGE INT. RATE	6.2740%
WA CUT-OFF LTV	58.8%
WA UW NCF DSCR	1.64x
WA UW NOI DEBT YLD	12.1%
WA ORIG TERM TO MATURITY	120
TEN LARGEST LOANS	67.0%

LOAN SELLERS	WFB (35.8%), SGFC (20.4%), JPMCB (13.3%), UBS AG (4.9%), BMO (4.6%), BSPRT (4.2%), LMF (2.3%), SMC (1.9%) AND NREC (0.9%)
TOP 5 STATES	NY (13.6%), VA (11.6%), AK (10.3%), FL (9.7%), CO (9.4%)
TOP 5 PROPERTY TYPES	RT (20.2%), OF (19.7%), SS (18.5%), MF (13.1%), HT (9.9%)

RISK RETENTION	HORIZONTAL

MASTER SERVICER	Trimont LLC
SPECIAL SERVICER	LNR Partners, LLC
TRUSTEE	Deutsche Bank National Trust Company
CERT ADMIN	Computershare Trust Company, National Association
OPERATING ADVISOR	BellOak, LLC
INITIAL CONTROLLING CLASS REP	CMBS 4 Sub 14, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1	ATTACHED
PRELIM PROSPECTUS	ATTACHED
PRESALE REPORTS	AVAILABLE
ANTICIPATED PRICING	TODAY, March 27, 2026
ANTICIPATED SETTLEMENT	April 21, 2026

THIRD PARTY PASSWORDS:
Bloomberg:
Dealname	WFCM 2026-C66
Password	WFCM26C66

Trepp:	Dealname
WFCM 2026-C66
Password	WFCM26C66
Intex:
Dealname	WFC26C66
Password	ok9arf2k5628icvaz

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-282099) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.